Exhibit 10.27

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 25th day of June 2012, by and among Sandalwood Venutures, Ltd., a Nevada corporation , having an address at Riverside House, Riverside Drive, Aberdeen, United Kingdom AB11 7LH (the “Company”) and Eco-Tek Group Inc., an Ontario, corporation, having an address at 15-65 Woodstream Blvd, Woodbridge, Ontario, Canada L4L 7X6 (“Eco-Tek”), and the persons executing this Agreement listed on the signature page hereto under the heading “Eco-Tek Shareholders” (referred to as the “Eco-Tek Shareholders”), each a “Party” and collectively the “Parties,” upon the following premises:

Premises.

WHEREAS, the Eco-Tek Shareholders own 30,000,000 shares of common stock, totaling one-hundred percent (100%) of the issued and outstanding securities of Eco-Tek;

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Nevada, whose common stock trades on the Over-The-Counter Bulletin Board under the symbol “SWDZ”;

WHEREAS, Eco-Tek is a privately held corporation organized under the laws of Ontario, Canada;

WHEREAS, the Company desires to acquire 100% of the issued and outstanding securities of Eco-Tek in exchange for unissued shares of the Company’s common stock (the "Exchange Offer" or the “Exchange”), so that Eco-Tek will become a wholly-owned subsidiary of the Company; and

WHEREAS, the Eco-Tek Shareholders desire to exchange all of their shares of common stock of Eco-Tek in exchange for shares of authorized but unissued shares of common stock of the Company.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF
ECO-TEK AND THE ECO-TEK SHAREHOLDERS

As an inducement to and to obtain the reliance of the Company, except as set forth on the Eco-Tek Schedules (as hereinafter defined, which shall contain any exceptions or qualifications to the representations and warranties are set forth below), Eco-Tek and the Eco-Tek Shareholders represent and warrant as follows:

Section 1.01 Organization.  Eco-Tek is a corporation duly organized, validly existing, and in good standing under the laws of Ontario, Canada. Eco-Tek has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualifications to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business.  Included in the Eco-Tek Schedules are complete and correct copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of Eco-Tek as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Eco-Tek’s Articles of Incorporation (or similar organizational documents) or Bylaws.  Eco-Tek has taken all actions required by law, its  Articles of Incorporation and Bylaws (or similar organizational documents), or otherwise to authorize the execution and delivery of this Agreement.  Eco-Tek has full power, authority, and legal right and has taken all action required by law, its  Articles of Incorporation and Bylaws (or similar organizational documents), and otherwise to consummate the transactions herein contemplated.

Section 1.02  Capitalization.

(a)           The authorized capitalization of Eco-Tek consists of unlimited shares of common stock, 0.001par value per share, of which 30,000,000 shares of common stock are currently issued and outstanding.

(b)           All issued and outstanding shares of common stock of Eco-Tek are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations.  Eco-Tek does not have any predecessor corporation(s) or subsidiaries.

Section 1.04 Other Information.

(a)           Eco-Tek has no liabilities with respect to the payment of any federal, provincial, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable or as provided in the Eco-Tek Schedules.

(b)           Eco-Tek has filed all federal, provincial, state or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(c)           The books and records of Eco-Tek are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(d)           Eco-Tek has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise as disclosed in writing to the Company on Schedule 1.04 and pursuant to the financial statements provided for the year ended December 31, 2011 and for liabilities incurred in the ordinary course of business since December 31, 2011.

Section 1.05  Information.  The information concerning Eco-Tek set forth in this Agreement and in the Eco-Tek Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06 Options, Warrants, Convertible Securities.  There are no existing options, warrants, calls, convertible securities or commitments of any character relating to the authorized and unissued stock of Eco-Tek.

Section 1.07  Absence of Certain Changes or Events.  Except as set forth in this Agreement or the Eco-Tek Schedules, since December 31, 2011:

(a)           There has not been (i) any material adverse change in the proposed business, operations, properties, assets, or condition of  Eco-Tek or (ii) any damage, destruction, or loss to  Eco-Tek (whether or not covered by insurance) materially and adversely affecting the business or financial condition of  Eco-Tek;

(b)            Eco-Tek has not (i) amended its Articles of Incorporation or Bylaws (or similar documents;); (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of  Eco-Tek; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds Ten Thousand Dollars ($10,000); or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)            Eco-Tek has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) in excess of $10,000 except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities, and current liabilities incurred in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than Ten Thousand Dollars ($10,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than Ten Thousand Dollars ($10,000); or (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party if such amendment or termination is material, considering the business of  Eco-Tek, other than in the ordinary course of business; and

(d)            To the best Knowledge of the Eco-Tek Shareholders, Eco-Tek has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Eco-Tek.

Section 1.08 Eco-Tek and Related Matters.  No third party has any right to, and Eco-Tek has not received any notice of infringement of or conflict with asserted rights of others with respect to, any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the proposed business, operations, financial condition, income, or business prospects of Eco-Tek or any material portion of its properties, assets, or rights.

Section 1.09  Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the Knowledge of the Eco-Tek Shareholders after reasonable investigation, threatened by or against Eco-Tek or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Eco-Tek Shareholders do not have any Knowledge of any material default with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

 Section 1.10  Contracts.

(a)           Except as disclosed on Schedule 1.10(a), there are no material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Eco-Tek is a party or by which any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement and (ii) involves aggregate obligations of at least Twenty-Five Thousand Dollars ($25,000) unless otherwise disclosed pursuant to this Agreement);

(b)           All contracts, agreements, franchises, license agreements, and other commitments, if any, to which Eco-Tek is a party and which are material to the operations or proposed operations of Eco-Tek taken as a whole are valid and enforceable by Eco-Tek in all material respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

 (c)           Eco-Tek is not a party to or bound by, and the properties of Eco-Tek are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects the business operations, properties, assets, or condition of Eco-Tek; and

(d)           Except as included or described in the Eco-Tek Schedules, Eco-Tek is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which Eco-Tek is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one (1) year or providing for payments in excess of Ten Thousand Dollars ($10,000) in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of Eco-Tek.

Section 1.11 Material Contract Defaults.  Eco-Tek is not in default in any material respect under the terms of any outstanding material contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Eco-Tek, and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Eco-Tek has not taken adequate steps to prevent such a default from occurring.

Section 1.12  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Eco-Tek is a party or to which any of its properties or operations are subject as of the date of this Agreement and/or as of the Closing Date.

Section 1.13  Governmental Authorizations.  Except as set forth in the Eco-Tek Schedules, Eco-Tek  has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal, provincial and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Eco-Tek and the Eco-Tek Shareholders of this Agreement and the consummation by Eco-Tek and the Eco-Tek Shareholders of the transactions contemplated hereby.

Section 1.14  Compliance With Laws and Regulations.  Except as set forth in the  Eco-Tek Schedules, to the best Knowledge of the Eco-Tek Shareholders, Eco-Tek has complied with all applicable statutes and regulations of any federal, provincial, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Eco-Tek or except to the extent that noncompliance would not result in the occurrence of any material liability for Eco-Tek.

Section 1.15 Approval of Agreement.  The Board of Directors of Eco-Tek shall have authorized the execution and delivery of this Agreement by Eco-Tek and approved this Agreement and the transactions contemplated hereby.

Section 1.16  Material Transactions or Affiliations.  Set forth in the Eco-Tek Schedules is a description, if applicable, of every contract, agreement, or arrangement between Eco-Tek and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by any Eco-Tek Shareholder to own beneficially, five percent (5%) or more of the issued and outstanding securities of Eco-Tek and which is to be performed in whole or in part after the date hereof or which was entered into not more than three (3) years prior to the date hereof. Except as disclosed in the Eco-Tek Schedules or otherwise disclosed herein, no officer, director, or five percent (5%) shareholder of Eco-Tek has, or has had since December 31, 2011, any known interest, direct or indirect, in any transaction with Eco-Tek which was material to the business of Eco-Tek.  There are no commitments by Eco-Tek, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.17  The Eco-Tek Schedules.  Eco-Tek will deliver to the Company the following schedules, if such schedules are applicable to the business of Eco-Tek, which are collectively referred to as the "The Eco-Tek Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the principal executive officer of Eco-Tek as complete, true, and correct as of the date of this Agreement in all material respects, which schedules shall be delivered within 10 days following the execution of this Agreement:

(a)           a schedule containing complete and correct copies of the Articles of Incorporation and Bylaws or similar organizational documents of Eco-Tek in effect as of the date of this Agreement;

(b)           a schedule containing any Corporate Resolutions of the shareholders of  Eco-Tek;

(c)           a schedule containing Minutes of meetings of the Board of Directors of Eco-Tek;

(d)           a schedule containing a list indicating the name and address of each shareholder of Eco-Tek together with the number of shares owned by him, her or it;

(e)           a schedule listing any and all federal, provincial, state and local tax identification numbers of Eco-Tek and containing complete and correct copies of all federal, provincial, state and local tax returns filed by Eco-Tek;

(f)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed by Eco-Tek.  Any fact known to be, or to the best Knowledge of the Eco-Tek Shareholders or after reasonable investigation, reasonably believed to be, contrary to any of the representations, covenants, and warranties made in Article I are required to be disclosed in the  Eco-Tek Schedules pursuant to this Section 1.17(f); and

(g)           a schedule of any and all limitations or qualifications or exceptions to the representations, covenants and warranties of Eco-Tek and Eco-Tek Shareholders contained in Article 1 of this Agreement, if any.

Eco-Tek shall cause the Eco-Tek Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.18  Valid Obligation.  This Agreement and all agreements and other documents executed by Eco-Tek and the Eco-Tek Shareholders in connection herewith constitute the valid and binding obligation of Eco-Tek and Eco-Tek Shareholders, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 1.19  Acquisition of the Shares by the Eco-Tek Shareholders. The Eco-Tek Shareholders are acquiring the Shares (as defined in Section 3.01) for their own account without the participation of any other person and with the intent of holding the Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares, or any portion thereof, and not with a view to, or for resale in connection with, any distribution of the Shares, or any portion thereof. The Eco-Tek Shareholders have read, understood and consulted with their legal counsel regarding the limitations and requirements of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”).  The Eco-Tek Shareholders will offer, sell, pledge, convey or otherwise transfer the Shares, or any portion thereof, only if: (i) pursuant to an effective registration statement under the 1933 Act and any and all applicable state securities or Blue Sky laws or in a transaction which is otherwise in compliance with the 1933 Act and such laws; or (ii) pursuant to a valid exemption from registration.

Section 1.20  Exemption from Registration.  The Exchange and the transactions contemplated thereby, meet an exemption from registration pursuant to Section 4(2) of the 1933 Act, Rule 506 of Regulation D promulgated under the 1933 Act and/or Regulation S of the 1933 Act.

Section 1.21.  Representations, Acknowledgements and Warranties of the Eco-Tek Shareholders. The Eco-Tek Shareholders represent, acknowledge and warrant the following to the Company, except as set forth on the Eco-Tek Schedules (as hereinafter defined, which shall contain any exceptions or qualifications to the representations and warranties are set forth below), and agree that such representations, acknowledgements and warranties shall be automatically reconfirmed on the Closing Date:

(a) Each Eco-Tek Shareholder recognizes that the Shares have not been registered under the 1933 Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares is registered under the 1933 Act or unless an exemption from registration is available.  Each Eco-Tek Shareholder may not sell the Shares without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

(b) Each Eco-Tek Shareholder is acquiring the Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Shares.  No one other than the Eco-Tek Shareholder will have any beneficial interest in said securities.  Each Eco-Tek Shareholder agrees to set forth the terms of its ownership, record address and tax id number if applicable on the Type of Ownership Form, attached hereto as Exhibit A;

(c) Each Eco-Tek Shareholder acknowledges that it:

a. is a “sophisticated investor”, and

b. is aware of, has received and had an opportunity to review (A) the (i) Company’s Annual Report on Form 10-K for the year ended June 30, 2011; (ii) the Company’s quarterly reports on Form 10-Q for the quarters ended, September 30, 2011, December 31, 2011, and March 31, 2012; and (iii) the Company’s current reports on Form 8-K as filed on www.sec.gov, in each case (i) through (iii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of the Company; (B) has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of the Company and has had an opportunity to ask questions of and receive answers from the Company’s officers and Directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of the Company or any other person, nor any written representation or assurance from the Company; in connection with each Eco-Tek Shareholder’s acceptance of the Shares and investment decision in connection therewith. Each Eco-Tek Shareholder acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the 1933 Act;

(d) Each Eco-Tek Shareholder has such knowledge and experience in financial and business matters such that the Eco-Tek Shareholder is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Shares;

(e) Each Eco-Tek Shareholder recognizes that an investment in the Company is a speculative venture and that the total amount of consideration tendered in connection with the Exchange Offer is placed at the risk of the business and may be completely lost.  The ownership of the Shares as an investment involves special risks. Each Eco-Tek Shareholder has had a reasonable opportunity to ask questions of and receive answers regarding the Company and to request additional relevant information from a person or persons acting on behalf of the Company regarding such information; and has no pending questions as of the date of this Agreement;

(f) Each Eco-Tek Shareholder realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted in the Exchange Offer unless such Eco-Tek Shareholder has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and such Eco-Tek Shareholder can provide for current needs and possible personal contingencies;

(g) Each Eco-Tek Shareholder confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment.  Each Eco-Tek Shareholder also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment;

(h) All information which each Eco-Tek Shareholder has provided to the Company concerning such Eco-Tek Shareholder's financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to the Closing Date,  such Eco-Tek Shareholder will immediately provide the Company with such information;

(i) Each Eco-Tek Shareholder has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for him, her, or it;

(j) Each Eco-Tek Shareholder has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Eco-Tek Shareholder’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

(k) Each Eco-Tek Shareholder confirms and acknowledges that the Company is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by Eco-Tek Shareholders, and each Eco-Tek Shareholder is solely responsible for determining the status, in his, her or its hands, of the Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(l) Each Eco-Tek Shareholder confirms and acknowledges that no federal or state agency has made any finding or determination as to the fairness of the Shares for investment or any recommendation or endorsement of the Shares.  The Shares have not been registered under the 1933 Act or the securities laws of any State and are being offered and sold in reliance on exemptions from the registration requirements of the 1933 Act and such state laws;

(m) Each Eco-Tek Shareholder confirms and acknowledges that such Eco-Tek Shareholder is aware of the fact that the Company currently has two (2) strikes (i.e., two previous late filings) with the Over-The-Counter Bulletin Board (the “OTCBB”) and that pursuant to OTCBB rules relating to the timely filing of periodic reports with the Securities and Exchange Commission (“SEC”), any OTCBB issuer which fails to file a periodic report (Form 10-Q or 10-K) by the due date of such report (not withstanding any extension granted to the issuer by the filing of a Form 12b-25), three times during any 24 month period is automatically de-listed from the OTCBB. Such removed issuer would not be re-eligible to be listed on the OTCBB for a period of one year, during which time any subsequent late filing would reset the one-year period of de-listing. Additionally, if a market maker fails to quote an issuer’s common stock on the OTCBB for a period of more than four consecutive days, such issuer will be automatically delisted from the OTCBB.  If the Company is late in its SEC filings one additional time prior to the filing of its Form 10-Q for the quarter ended March 31, 2013, the Company will be delisted from the OTCBB and prohibited from relisting for a period of at least one year;

(n) Each Eco-Tek Shareholder represents, acknowledges and warrants his or her understanding that, pursuant to Rule 144 of the Act (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  As such, the Company is a “shell company” pursuant to Rule 144, and resales of its securities pursuant to Rule 144 may not be made until all of the following criteria set forth in Rule 144(i)(2) have been met: (1) the Company has ceased to be a shell company, (2) the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) the Company has filed all of its required periodic reports (other than Form 8-K’s) for the prior one year period, and (4) a period of at least twelve months has elapsed from the date “Form 10 like information” was filed with the Securities and Exchange Commission (the “Commission”) reflecting the Company’s status as a non-shell company.  As a result, because none of the Company’s securities can be resold pursuant to Rule 144 until at least a year after the Company has complied with Rule 144(i)(2), no non-registered or “restricted” shares of the Company’s common stock, including, but not limited to the Shares, will be able to be sold pursuant to Rule 144 until and unless such securities are registered with the Commission, an exemption for the sales can be relied upon other than Rule 144 and/or until a year after the Company has complied with the requirements of Rule 144(i)(2) as described above.  As a result, the Eco-Tek Shareholder may never be able to sell any Securities.  Furthermore, as the Company may not ever comply with Rule 144(i)(2), the Eco-Tek Shareholder may be forced to hold such Securities indefinitely; and

(o) Each Eco-Tek Shareholder agrees and confirms that such Eco-Tek Shareholder may have Section 16 and Schedule 13D filing obligations with the SEC immediately upon the consummation of the transactions contemplated herein and such Eco-Tek Shareholder agrees to take whatever action necessary to make and file such required filings with the SEC.

Section 1.22.  Intellectual Property.

(a)           Eco-Tek owns all right, title and interest in the intellectual property assets set forth in Schedule 1.22(c), Schedule 1.22(d) and Schedule 1.22(g) and such ownership is free and clear of all Liens and Encumbrances, obligatory payments to others and the obligation to grant rights to others.  Except as set forth on Schedule 1.22(a), Eco-Tek owns all right, title and interest in, or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), free and clear of all Liens and Encumbrances, all other Intellectual Property owned by Eco-Tek or used in connection with the operation of its business as currently conducted, including without limitation the intellectual property set forth on Schedule 1.22(c), Schedule 1.22(d) and Schedule 1.22(g). Eco-Tek has taken all necessary and desirable action to maintain each item of Intellectual Property that Eco-Tek owns or uses with respect to its business.  All maintenance fees of patents set forth in Schedule 1.22(c) which become due (without the payment of a surcharge) prior to the Closing shall be paid by Eco-Tek prior to the Closing.

(b)            Eco-Tek has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Eco-Tek has ever received any charge, complaint, claim, demand or notice from any Governmental Body or other Person alleging any such interference, infringement, misappropriation or conflict (including any claim that Eco-Tek must license or refrain from using any Intellectual Property rights of any other Person).  To Eco-Tek’s Knowledge, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Eco-Tek.

(c)           Schedule 1.22(c) identifies (i) each patent or patent registration which has been issued to Eco-Tek in the United States and all jurisdictions worldwide with respect to any item of Intellectual Property, and (ii) each patent application or application for patent registration which Eco-Tek has filed with respect to any item of Intellectual Property anywhere in the world (together with any exceptions).  Eco-Tek has delivered to the Company correct and complete copies of all such patents, registrations and applications (as amended to date) and has made available to the Company correct and complete copies of all other written documentation evidencing  prosecution (if applicable) of each such item of Intellectual Property (the "Patents").  Prior to Closing, Eco-Tek shall deliver to designated counsel of the Company all files in the possession of Eco-Tek and its attorneys relating to the prosecution and maintenance of assets set forth in Schedule 1.22(c) (the “Patent Documentation”).

(d)           Schedule 1.22(d) identifies each registered and unregistered trademark, including product names and domain names, used by Eco-Tek in connection with its business.  Eco-Tek has delivered to the Company correct and complete copies of all written documentation evidencing ownership and use of each such product name and domain name as set forth on Schedule 1.22(d).  Eco-Tek represents that it owns no trademark registrations or applications for registration in any jurisdiction and no such applications have been filed by Eco-Tek, any Affiliate thereof or its predecessor-in-interest.

(e)           Eco-Tek represents that it owns no copyright registrations or applications in any jurisdiction and no such applications have been filed by Eco-Tek, any Affiliate thereof or its predecessor-in-interest.

(f)            Eco-Tek represents that neither itself, any Affiliate thereof nor its predecessor-in-interest is a party to any license, agreement or other permission which Eco-Tek has granted to any other Person with respect to any item of Intellectual Property in the United States and any jurisdictions worldwide and that no such licenses, agreements or other permissions exist.

(g)           Schedule 1.22(g) identifies trade secrets and confidential business information of Eco-Tek.

(h)           With respect to each item of Intellectual Property required to be identified on Schedule 1.22(c), Schedule 1.22(d) and Schedule 1.22(g):

1.           except as set forth on Schedule 1.22(a), Eco-Tek owns all right, title and interest in and to such item, free and clear of any Liens and Encumbrances;

2.           except as set forth in Schedule 1.22(a), Eco-Tek is unaware of any transfers of ownership or title of Intellectual Property;

3.           such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

4.           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Eco-Tek’s or any Eco-Tek Shareholder’s Knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of such item;

5.           no prior art or activity is known by Eco-Tek which would affect the validity or enforceability of the claimed subject matter set forth in Schedule 1.22(c), or the validity or enforceability of the trademarks set forth in Schedule 1.22(d);

6.           Eco-Tek has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item;

7.           all licenses, agreements and other permissions pertaining to such item and all other rights to which Eco-Tek is entitled with respect thereto are in compliance in all respects with all applicable Laws in all jurisdictions worldwide, including those pertaining to remittance of foreign exchange and Taxes; and

8.           Eco-Tek has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of, or granted any Lien on such item; nor has Eco-Tek granted any release, covenant not to sue or other non-assertion assurance to any Person with respect to such item which could reasonably be expected to have an adverse effect on the aggregate value of the Intellectual Property.

(i)           Eco-Tek represents that it does not use any computer software or Intellectual Property owned by any Person other than Eco-Tek pursuant to any license, sublicense, agreement or permission and that no such licenses, sublicenses, agreements or permissions exist.

(j)           To Eco-Tek’s Knowledge, the continued operation of its business as currently conducted do not and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of any Person.

(k)           Eco-Tek has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Persons have developed which reasonably could be expected to supersede or make obsolete any product or process of Eco-Tek.

Section 1.23.  Compliance With Laws.

(a)           Eco-Tek is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local Laws, to which it or any of its assets or properties are subject, which may have a material adverse affect on its business or operations. Except as set forth in Schedule  1.23(a), Eco-Tek has not received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of Eco-Tek or its business or operations, Eco-Tek is not aware of any such violation or potential liability.

(b)           Schedule 1.23(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) issued and held by or on behalf of Eco-Tek or, required to be so issued and held in connection with its business or operations as currently conducted by Eco-Tek. Except as disclosed in Schedule 1.23(b), Eco-Tek is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect. Eco-Tek is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit held by Eco-Tek.

Section 1.24. Environmental Matters.

(a)           The operations of Eco-Tek are currently and have been in compliance in all material respects with all applicable Environmental Laws and all licenses and permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”);

(b)           Eco-Tek has obtained and currently maintains all Environmental Permits required under all applicable Environmental Laws necessary to operate;

(c)           Eco-Tek is not the subject of any outstanding written order or contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a hazardous material.  “Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property;

(d)           Eco-Tek has not received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any liability under any Environmental Law;

(e)           Eco-Tek has not incurred, assumed or undertaken any contingent liability in connection with any Release of any hazardous materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could give rise to material liability under Environmental Laws;

(f)           To the Knowledge of Eco-Tek and the Eco-Tek Shareholders, there is not located at any of the properties of Eco-Tek any (i) underground storage tanks, (ii) asbestos or asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold; and

(g)           Eco-Tek has provided to the Company all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed within the previous five years with respect to the currently or previously owned, leased or operated properties of Eco-Tek.

Section 1.25. Insurance Coverage. Schedule 1.25 contains a list of all of the insurance policies and fidelity bonds covering the assets, businesses, operations, employees, officers and agents of Eco-Tek. There is no material claim by Eco-Tek pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all of such policies and bonds have been paid, and Eco-Tek has complied in all material respects with the terms and conditions of all of such policies and bonds. Such policies of insurance and bonds are in full force and effect. Neither Eco-Tek nor any of the Eco-Tek Shareholders have Knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

Section 1.26. Customer, Supplier and Employee Relations. Schedule 1.26 includes a complete and correct list of (a) all customers of Eco-Tek who have made aggregate purchases in excess of 5% of the total revenues of Eco-Tek in calendar year 2011, and (b) all suppliers from whom Eco-Tek has purchased in excess of $50,000 in equipment or supplies in calendar year 2011.  The relationships of Eco-Tek with such customers and suppliers and the employees of Eco-Tek are good commercial working relationships and, except as disclosed in Schedule 1.25, none of such customers, suppliers or employees has canceled, terminated or otherwise materially altered or notified Eco-Tek of any intention to cancel, terminate or materially alter its relationship with Eco-Tek since December 31, 2011 and there will not be any such change as a result of the transactions contemplated by this Agreement.

Section 1.27. Product and Service Matters. Except as disclosed in Schedule 1.27, each product manufactured, sold, leased, delivered or installed or services performed by Eco-Tek prior to the Closing has, in all respects, complied with and conformed to all applicable federal, state, local or foreign laws and regulations, contractual commitments and all applicable warranties of Eco-Tek.  Schedule 1.27 includes copies of the standard terms and conditions of sale, lease, delivery or installation for the products and services of Eco-Tek (containing applicable guaranty, warranty, and indemnity provisions).  Except as disclosed in Schedule 1.27, none of such products or services is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

Section 1.28. Compliance with United States Foreign Corrupt Practices Act.

(a)           Eco-Tek is in compliance with and has not made any payments that would be in violation of the United States Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”).

(b)           In connection with its compliance with the FCPA, there are no adverse or negative past performance evaluations or ratings by the U.S. Government, or any voluntary disclosures under the FCPA, any enforcement actions and, to the Knowledge of any Eco-Tek Shareholder, there are no threats of enforcement actions, or any facts that could result in any adverse or negative performance evaluation related to the FCPA for Eco-Tek.

(c)           Neither the U.S. Government nor any other Person has notified Eco-Tek of any actual or alleged violation or breach of the FCPA.

(d)           Eco-Tek has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to Eco-Tek’s compliance with the FCPA and, to the Knowledge of each Eco-Tek Shareholder, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(e)           Eco-Tek has not been and is not now under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to Eco-Tek’s compliance with the FCPA and, to the Knowledge of each Eco-Tek Shareholder, there is no basis for any such investigation or indictment.

(f)           Eco-Tek has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to Eco-Tek’s compliance with the FCPA and, to the Knowledge of each Eco-Tek Shareholder, there is no basis for any such proceeding.

Section 1.29.  Insider Trading.  Each Eco-Tek Shareholder certifies and confirms that it has not personally, nor through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly-traded shares of the Company.  Each Eco-Tek Shareholder further certifies and confirms that it has not communicated the nature of the transactions contemplated herein, is not aware of any disclosure of non-public information regarding the Company or the transactions contemplated herein, and is not a party to any insider trading in the Company’s securities.  Each Eco-Tek Shareholder further certifies and confirms that it has not “tipped” any related parties nor third parties regarding the transactions contemplated herein, and/or advised any parties to purchase, sell or otherwise trade shares of the Company’s securities in the marketplace.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND
WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of the Eco-Tek Shareholders, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants as follows:

Section 2.01 Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted and as contemplated after the Exchange, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Company Schedules are complete and correct copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's Articles of Incorporation or Bylaws (or similar organizational documents).  The Company has taken all action required by law, its Articles of Incorporation, its Bylaws (or similar organizational documents), or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, (or similar organizational documents) or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization.  The Company is authorized to issue  7,000,000,000 shares of common stock and 50,000,000 shares of preferred stock, and will have 125,819,800 shares of common stock and 1,000 shares of Series A preferred stock outstanding at Closing which reflects the cancellation of 1,070,000,000 shares prior to Closing, and shall not issue any additional shares of common stock or preferred stock prior to Closing without the prior written consent of the Eco-Tek Shareholders.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03 No Conflict or Violation; Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability (each, a “Company Contract”) to which the Company is a party or by which it is bound, (b) any provision of the certificate of incorporation or Bylaws of the Company, (c) any judgment, order, decree, rule or regulation of any Governmental Body to which the Company or Company’s business is subject or (d) any applicable laws or regulations.  There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the knowledge of the Company, threatened violation or default of or under any Company Contract.

Section 2.04 Convertible Securities, Options or Warrants.  There are no existing convertible securities, options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Company, except as otherwise set forth in the Company Schedules or the Company’s filings with the Securities and Exchange Commission on EDGAR, which can be found at www.sec.gov (the “SEC Filings”).

Section 2.05 Title and Related Matters.  The Company has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, free and clear of all Liens, pledges, charges, or Encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Company Schedules.  Except as set forth in the Company Schedules, the Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with the Company's business.  Except as set forth in the Company Schedules, no third party has any right to, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of the Company or any material portion of its properties, assets, or rights.

Section 2.06 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Company has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality, or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.07 Approval of Agreement.  The Board of Directors of the Company will authorize the execution and delivery of this Agreement by the Company and approve this Agreement and the transactions contemplated hereby prior to the Closing Date.

Section 2.08  Valid Obligation.  This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE III
PLAN OF EXCHANGE

Section 3.01 The Exchange.

(a)           On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Eco-Tek and the Eco-Tek Shareholders shall accept the Exchange Offer described herein and shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the shares of Eco-Tek set forth herein, in the aggregate constituting no less than One Hundred Percent (100%) of the issued and outstanding securities of Eco-Tek to the Company at the Closing.

(b)           The Company shall accept the Exchange Offer, and shall, on the terms and conditions set forth in this Agreement  issue the Eco-Tek Shareholders an aggregate of 125,000,000 shares of the Company’s common stock, issuable pro rata with the Eco-Tek Shareholders’ ownership of Eco-Tek (the “Shares”) in consideration for One Hundred Percent (100%) of the ownership interests of Eco-Tek.  The Shares shall have a value of $0.001 per share or $125,000.00 in aggregate for the purposes of this Agreement.

Section 3.02 Closing.  The closing (“Closing”) of the transaction contemplated by this Agreement shall occur automatically, and without any further required action from either Party, upon the satisfaction of the Closing Conditions (described below) which date shall in no event be later than ____________, 2012, unless such date is extended in writing by the mutual consent of all Parties (the "Closing Date").

(a)           The following “Closing Conditions” shall have occurred, or have been waived by Eco-Tek and the Company in writing, prior to the Closing Date:

(i)           The Exchange shall have been approved, and Shares delivered in accordance with Section 3.01.  The Board of Directors of the Company shall have approved the transactions contemplated by this Agreement;

(ii)           The Eco-Tek Shareholders shall surrender the certificates evidencing One Hundred Percent (100%) of the securities of Eco-Tek, duly endorsed with Medallion Guaranteed stock powers or notarized signatures of the holders thereof so as to make the Company the sole owner thereof;

(iii)           Eco-Tek shall supply the Company with Minutes of the Board of Directors of Eco-Tek approving and consenting to this Agreement and the transactions contemplated herein;

(iv)           Eco-Tek shall have delivered documentation and agreements relating to and evidencing the assets of Eco-Tek and Subsidiary and the Intellectual Property to the Company, and all corporate records (including minutes) of Eco-Tek and Subsidiary;

(vii)           Eco-Tek shall have obtained a PCAOB approved audit of its operations, pro forma financial information and such other interim financial information as required by Form 8-K and Regulation S-X of the Securities Act of 1933, as amended, in acceptable form to the Company, (the “Audit”);

(viii)           The Parties shall have delivered all officers certificates, Schedules, exhibits and other documentation and information required pursuant to the terms and conditions of this Agreement; and

(ix)           The Company shall have complied with all of the requirements of Article VI, below; and

(b)           Promptly following Closing, the following will occur:

(i)           The Company and Eco-Tek shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.03 Tradability of Shares. The Shares to be issued to the Eco-Tek Shareholders have not been registered under the 1933 Act, nor registered under any state securities law, and are "restricted securities" as that term is defined in Rule 144 under the 1933 Act.  The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act. The Shares will bear the following restrictive legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER:  i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

Section 3.04 Termination. This Agreement may be terminated by either the Board of Directors of the Company, the Board of Directors of Eco-Tek or the Eco-Tek Shareholders at any time prior to the Closing Date if:

(i)           there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors or shareholders, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

(ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such Board of Directors or shareholders, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

In the event of termination pursuant to this paragraph, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

No revenue ruling or opinion of counsel will be sought as to the tax-free nature of the subject Exchange and such tax treatment is not a condition to Closing herein.

The terms and conditions of Articles VII and VIII shall survive the termination of this Agreement for any reason.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01  Access to Properties and Records.  The Company and Eco-Tek will each afford to the officers and authorized representatives of the other Parties reasonable access to the properties, books and records of the Company or Eco-Tek, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Eco-Tek, as the case may be, as the other shall from time to time reasonably request.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein.  No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.  In order that each party may investigate as it may wish the business affairs of the other, each party shall furnish the other during such period with all of such information and copies of such documents concerning the affairs of it as the other party may reasonably request, and cause its officers, employees, consultants, agents, accountants, and attorneys to cooperate fully in connection with such review and examination, and to make full disclosure to the other parties all material facts affecting its financial condition, business operations, and the conduct of operations.

Section 4.02 Delivery of Books and Records and Bank Accounts.  At the Closing, Eco-Tek shall deliver to the Company copies of the corporate minute books, books of account, contracts, records, and all other books or documents including the bank accounts of Eco-Tek now in the possession of Eco-Tek or its representatives.

Section 4.03 Third Party Consents and Certificates.  The Company and Eco-Tek agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Actions Prior to Closing.

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the Company Schedules or the Eco-Tek Schedules, or as permitted or contemplated by this Agreement, the Company and Eco-Tek, respectively (subject to paragraph (b) below), will each:

(i)           carry on its business in substantially the same manner as it has heretofore;

(ii)           maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)           maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)           use good faith efforts to perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)           use its good faith efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)           fully comply with and perform in all material respects all obligations and duties imposed on it by all federal, provincial and state laws and all rules, regulations, and orders imposed by federal, provincial or state governmental authorities.

(b)           From and after the date of this Agreement until the Closing Date, neither the Company nor Eco-Tek will:

(i)           make any changes in their Articles of Incorporation or Bylaws, except as otherwise provided in this Agreement;

(ii)           take any action described in Section 1.07 in the case of Eco-Tek (all except as permitted therein or as disclosed in Eco-Tek’s schedules);

(iii)           enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv)           sell any assets or discontinue any operations, sell any shares evidencing capital stock (other than as contemplated in this Section 4.04), issue any convertible securities or conduct any similar transactions other than in the ordinary course of business.

ARTICLE V
CONDITIONS PRECEDENT TO
OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Ownership of Eco-Tek.  Prior to the Closing Date, the Eco-Tek Shareholders shall have demonstrated to the Company, with evidence reasonably satisfactory to the Company, that the Eco-Tek Shareholders are the owners of One Hundred Percent (100%) of the outstanding securities of Eco-Tek.

Section 5.02 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Eco-Tek and the Eco-Tek Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Eco-Tek and the Eco-Tek Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Eco-Tek or the Eco-Tek Shareholders prior to or at the Closing.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Eco-Tek and dated the Closing Date, to the foregoing effect.

Section 5.03 Officer's Certificate.  The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Eco-Tek to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best Knowledge of Eco-Tek threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Eco-Tek Schedules, by or against Eco-Tek, which might result in any material adverse change in any of the assets, properties, business, or operations of Eco-Tek.

Section 5.04 No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material change in the financial condition, business, or operations of Eco-Tek nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable by the Company in its reasonable discretion.

Section 5.05 Approval by Eco-Tek.  The Exchange shall have been approved, and securities delivered in accordance with Section 3.01, by Eco-Tek and the Eco-Tek Shareholders.  The Board of Directors of Eco-Tek shall have approved the transactions contemplated by this Agreement.

Section 5.06 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.07 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Eco-Tek after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.08 Due Diligence.  The Company shall have conducted due diligence on Eco-Tek and verified among other things, the rights and liabilities associated with the assets and operations of Eco-Tek (the “Due Diligence”), which Due Diligence shall be satisfactory to the Company in its sole and absolute discretion.  In the event that the Due Diligence is unsatisfactory to the Company, the Company shall have the right to terminate this Agreement and the transactions contemplated hereby without any liability to the Company whatsoever.  Eco-Tek agrees to afford to the officers and authorized representatives of the Company, reasonable access to the properties, books and records of Eco-Tek, as the case may be, in order that it may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Eco-Tek and will furnish Company with such additional financial and operating data and other information as to the business, operations and assets of Eco-Tek as the Company shall from time to time reasonably request.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein.  No investigation by a Party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other Party under this Agreement.

Section 5.09 Employment and Related Agreements. The Company shall have entered into employment agreements, consulting agreements or other agreements or understandings with such owners of and employees of Eco-Tek as the Company may desire in its sole authority, with such non-compete and non-solicitation provisions as the Company shall desire in its sole authority.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF
ECO-TEK AND THE ECO-TEK SHAREHOLDERS

The obligations of Eco-Tek and the Eco-Tek Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and shall have satisfied all conditions set forth herein prior to or at the Closing.  Eco-Tek shall have been furnished with certificates, signed by duly authorized executive officers of the Company and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer's Certificate.  Eco-Tek shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized executive officer of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best Knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section 6.03 No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable by Eco-Tek or the Eco-Tek Shareholders.

Section 6.04 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Eco-Tek after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII
INDEMNIFICATION

Section 7.01 Indemnification by the Eco-Tek Shareholders.  Subject to the provisions of this Article, the Eco-Tek Shareholders agree to jointly and severally indemnify, defend and hold the Company and its Affiliates, parents, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (such indemnified persons are collectively hereinafter referred to as “the Company Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys’ fees) (collectively, “Losses”) that any of the Company Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Eco-Tek or any other party (other than the Company) under this Agreement or any Schedule hereto; (b) any action taken by Eco-Tek prior to the Closing Date, or the operations of Eco-Tek prior to Closing; (c) any misstatement, breach of or inaccuracy of any representation of Eco-Tek or any Eco-Tek Shareholder in this Agreement; (d) the breach of any representation, warranty or covenant of Eco-Tek or Eco-Tek Shareholder in this Agreement; or (e) any liabilities of Eco-Tek which are not disclosed to the Company at or prior to Closing and which the Company is required to satisfy subsequent to Closing (including all fees and expenses associated therewith); provided however, that Eco-Tek and Eco-Tek Shareholders will not be liable under clause (d) of this Section 7.01 unless the aggregate amount of Losses exceeds $10,000 (the “Threshold”), in which event Eco-Tek or Eco-Tek Shareholders shall be liable for all Losses up to, including and exceeding the amount of the Threshold.  “Losses” as used in this Article is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims.  Payment is not a condition precedent to recovery of indemnification for Losses.

Section 7.02 Indemnification by the Company.  Subject to the provisions of this Article, the Company agrees to indemnify, defend and hold the Eco-Tek Shareholders (the “Eco-Tek Indemnified Persons”), harmless from and against any and all Losses that any Eco-Tek Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the non-fulfillment of any covenant, undertaking, agreement or other obligation of the Company under this Agreement or; (b) any action taken by Eco-Tek and/or the operations of Eco-Tek after the Closing; which, however, does not include any action that was caused by or as a fault of an action which originally occurred prior to the Closing Date or could be partially attributed as a Loss to the Company under Section 7.01 of this Agreement; (c) any misstatement, breach of or inaccuracy of any material representation of the Company in this Agreement; or (d) the breach of any representation, warranty or covenant of the Company in this Agreement provided however, that the Company will not be liable under clause (d) of this Section 7.02 unless the aggregate amount of Losses exceeds the Threshold, in which event the Company shall be liable for all Losses up to, including and exceeding the amount of the Threshold.  The Company shall in no event be responsible for indemnifying or defending any affiliates, officers, directors, employees, agents, successors or assigns of Eco-Tek or the Eco-Tek Shareholders following the Closing for any matter whatsoever.

Section 7.03 Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and other provisions of this Agreement which by their terms or by implication are to have continuing effect after the expiration or termination of this Agreement shall survive the Closing Date or the termination of this Agreement for any reason whatsoever, and shall remain in full force and effect.

Section 7.04  Notice and Opportunity to Defend.  If a claim for Losses (a “Claim”) is to be made by any Company Indemnified Person or Eco-Tek Indemnified Person (any such indemnified person, hereinafter a “Claimant”) seeking indemnification hereunder, such Claimant shall notify the indemnifying party or parties (any such indemnifying party, a “Respondent”) promptly.  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, Claimant shall give Respondent written notice of such claim or the commencement of such action or proceeding as provided above.  Delay or failure to so notify Respondent shall only relieve Respondent of its obligation to the extent, if at all, that Respondent is prejudiced by reason of such delay or failure.  Respondent shall have a period of 30 days within which to respond thereto.  If Respondent accepts responsibility or does not respond within such 30 day period, then Respondent shall be obligated to compromise or defend, at its own expense and by counsel chosen by Respondent, which counsel shall be acceptable to such Company Indemnified Person or Eco-Tek Indemnified Person, as the case may be, such matter, and Respondent shall provide Claimant with such assurances as may be reasonably required by Claimant to assure that Respondent will assume and be responsible for the entire liability at issue.  If Respondent fails to assume the defense of such matter within said 30 day period, Claimant will (upon delivering notice to such effect to Respondent) have the right to undertake, at Respondent’s cost and expense, the defense, compromise or settlement of such matter on behalf of such Claimant.  The Claimant agrees to cooperate with Respondent and its counsel in the defense against any such asserted liability.  In any event, Claimant shall have the right to participate at its own expense in the defense of such asserted liability.  Any compromise of such asserted liability by Respondent shall require the prior written consent of Claimant, which consent will not be unreasonably withheld and in the event Claimant defends any such asserted liability, then any compromise of such asserted liability by Claimant shall require the prior written consent of Respondent, which consent shall not be unreasonably withheld.

Section 7.05 Remedies Exclusive. The remedies conferred by this Article are intended to be exclusive of and shall supersede any other remedy available under law or at equity.

Section 7.06  Emergency Relief.   Notwithstanding anything in this Article to the contrary, either party may seek emergency relief from a court for any remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

Section 7.07 Right to Set Off.  In the event that the Company shall have a claim against any Eco-Tek Shareholder for which the Company has not been fully indemnified as contemplated above, the Company shall have the right to set off the amount of such claim against any Eco-Tek Shareholder, against any amounts due such Eco-Tek Shareholder hereunder or any other agreement or understanding by and between the Company and any Eco-Tek Shareholder.

ARTICLE VIII
CONFIDENTIALITY

Section 8.01 Confidentiality.  At all times after the Closing, each Eco-Tek Shareholder shall retain in strictest confidence, and shall not disclose to any third parties or use for their benefit (other than in order to fulfill the terms and conditions of this Agreement and the transactions contemplated by this Agreement) or for the benefit of others any confidential information comprising or related to the Company or any of the Company's Affiliates, Eco-Tek, or Eco-Tek’s property, including its Intellectual Property, including, without limitation, trade secrets, source code, customer lists, marketing plans or strategies, product development techniques or plans, or technologies (collectively “Confidential Information”). Confidential Information shall not include information which (i) is or becomes part of the public domain without breach of this Agreement, (ii) was known to the receiving party on a non-confidential basis prior to disclosure by the other party (except in connection with information of Eco-Tek, which shall be considered Confidential Information for all purposes), (iii) is independently received by the receiving party without the use of confidential information, or (iv) is explicitly approved for release by written authorization of the disclosing party.  In the event that the receiving party is legally required to disclose any confidential information, the receiving party shall promptly notify the disclosing party of such requirement and, if requested by the disclosing party, shall reasonably cooperate in the disclosing party’s efforts to prevent or limit such disclosure.

8.02 Enforceability.

(a)  It is the desire and intent of the Parties that the provisions of Article VIII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provision or portion of Article VIII shall be adjudicated to be invalid or unenforceable in any jurisdiction, Article VIII shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 8.02 in the particular jurisdiction in which such adjudication is made.  Eco-Tek and each Eco-Tek Shareholder agrees that it would be difficult to measure the damages to the Company and its affiliates from the breach by Eco-Tek or Eco-Tek Shareholders of the provisions of Article VIII, that injury to the Company from such breach would be impossible to calculate, and that monetary damages would therefore be an inadequate remedy; accordingly, Eco-Tek and the Eco-Tek Shareholders agree that the Company shall be entitled, in addition to all other remedies it might have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages.

(b) The undertakings and covenants of Eco-Tek and the Eco-Tek Shareholders contained in Article VIII are an integral part of the transactions set forth in this Agreement and the consideration paid by the Company pursuant to this Agreement shall be consideration to include consideration for such undertakings and covenants.

ARTICLE IX
DEFINITIONS

Section 9.01 Certain Definitions.  In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a)           “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any relatives or family members of such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person. In the case of Eco-Tek, each Eco-Tek Shareholder is considered an Affiliate of Eco-Tek.

(b)           “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(c)           “Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

(d)           “Governmental Body” means any:

(i)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)           federal, state, local, municipal, foreign or other government;

(iii)          governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv)           multinational organization or body;

(v)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi)           official of any of the foregoing.

(e)           "Intellectual Property" means (i) all inventions, whether patentable or not patentable, all improvements thereto, and all patents, patent applications (including those listed on Schedule 1.22(c) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, utility models, extensions and reexaminations thereof, (ii) the websites, URLs, domain names, trade names and trademarks (including registered and unregistered trademarks, service marks and applications thereof used in the business of Eco-Tek) including those set forth in Schedule 1.22(c) together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations, renewals and derivatives in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, certifications, compositions, manufacturing and production processes and techniques, technical data, designs including advertising designs, logos, drawings, packaging, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (v) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

(f)           “Knowledge” means that:

(i)           A natural Person will be deemed to have Knowledge of a particular fact or other matter if such Person is actually aware of the fact or matter.

(ii)           A Person, other than a natural person, will be deemed to have Knowledge of a particular fact or other matter if any natural Person who is serving, or who has at any time served, as a director, officer, partner, employee, agent, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) above).

(g)           “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law (including but not limited to as related to revenue, labor, or ERISA) of any Governmental Body.

(h)           “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(i)           "Liens" means all liens, pledges, mortgages, security interests, claims, covenants, leases, subleases, charges, conditions, options, rights of first refusal, licenses, easements, servitudes, rights of way, encumbrances or any other restriction or limitation whatsoever.

(j)           “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

(k)           “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other contract.

ARTICLE X
MISCELLANEOUS

Section 10.01  No Bankruptcy and No Criminal Convictions.  None of the Parties to this Agreement, or their officers, directors or affiliates, promoters, beneficial shareholders or control persons, nor any predecessor thereof have been subject to the following (unless otherwise disclosed in the Eco-Tek Schedules or Company Schedules):

(a)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer within the past ten (10) years;

(b)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(d)
Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission to have violated a federal, provincial or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 10.02 Broker/Finder’s Fee.  No broker’s or finder’s fee will be paid in connection with the transaction contemplated by this Agreement.  The Company, and Eco-Tek, each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 10.03  Governing Law and Jurisdiction.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder.   Each of the parties hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any Nevada court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such Nevada court; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Nevada court.

Section 10.04 Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

If to the Company, to:                          Sandalwood Ventures, Ltd.
Attn: Ronald Kopman
2316 Delaware Ave. #186
Buffalo, New York 14216
Fax:  (716) 541-3998

With copies to:                                     The Loev Law Firm, PC
Attn: David M. Loev, Esq.
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Fax:  (713) 524-4122

If to Eco-Tek, to:                                   Eco-Tek Group Inc.
Attn: Ronald Kopman_
2316 Delaware Ave. #186
Buffalo, New York 14216
Fax:  (716) 541-3998
With copies to:                                           ___________________________
Attn:___________________
___________________________
___________________________
Phone: ________________________
Fax:  ________________________

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

Section 10.05  Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.06  Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others (which information shall include the existence of this Agreement and the transactions contemplated herein), except (i) to the extent such data or information is published, is a matter of public knowledge (through no fault or action of the Party holding such information on behalf of the other Party), or is required by a court of competent jurisdiction to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.  Eco-Tek further agrees and consents to the disclosure by the Company of any material information regarding Eco-Tek which the Company or its counsel deems necessary for disclosure in the Company’s public filings on EDGAR in connection with the Company’s current or periodic report filings.  The Company shall be required to obtain the prior consent of Eco-Tek to publicly disclose such information, which consent shall not be unreasonably withheld, and shall be provided in a timely manner consistent with the Company’s filing obligations under Form 8-K and/or the Securities Act of 1933, as amended or the Securities Act of 1934, as amended, if necessary.  The Company shall use its best efforts to avoid the disclosure of any competitive pricing or specific customer information to the public.

Section 10.07 Publicity.  Prior to or after the Closing of the transaction contemplated herein, any announcement, or press or news release by Eco-Tek or its shareholders, Board of Directors, employees, officers, or agents shall be reviewed and approved by the Company prior to its release, subject to any requirements of law. The Company shall be allowed to make any announcements relating to this Agreement or the transactions contemplated herein, and shall be allowed to file this Agreement and any exhibits or related agreements as may be required pursuant to the Company’s public reporting obligations with the Securities and Exchange Commission, subject to prior approval by Eco-Tek, which approval shall not be unreasonably withheld. Prior to the Closing and prior to the Closing Date, Eco-Tek shall make no announcements relating to this Agreement, the Company or the transactions contemplated herein without the prior written consent of the Company, which approval will not be unreasonably withheld.

Section 10.08 Schedules; Knowledge.  Each party is presumed to have full Knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement and Eco-Tek and the Eco-Tek Shareholders are deemed to have knowledge of the information set forth in the Company's EDGAR filings.

Section 10.09 Third Party Beneficiaries.  This contract is strictly between the Company, Eco-Tek and the Eco-Tek Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 10.10  Expenses.  The Company and Eco-Tek each hereto agree to pay their own costs and expenses incurred in negotiating this Agreement including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby, and those costs and expenses incurred in consummating the transactions described herein.

Section 10.11 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, term sheets, understandings and negotiations, written or oral, with respect to such subject matter.

Section 10.12 Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years, unless the terms of this Agreement provide for a longer period of survival.

Section 10.13 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 10.14 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 10.15  Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its reasonable best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 10.16  Remedies.  The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

Section 10.17 Construction.  The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties hereto.  In this Agreement, the word “include”, “includes”, “including” and “such as” are to be construed as if they were immediately followed by the words, without limitation.

Section 10.18 Severability.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

Section 10.19 Headings; Gender.  The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.  All references in this Agreement as to gender shall be interpreted in the applicable gender of the Parties.

Section 10.19 Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

“THE COMPANY”
Sandalwood Ventures, Ltd.

By: /s/ Ronald Kopman

Its: President

Printed Name: Ronald Kopman

“ECO-TEK”
Eco-Tek Group Inc.

By: /s/ Ronald Kopman

Its: President

Printed Name: Ronald Kopman

[Signature Pages of Eco-Tek Shareholders Follow On Attached Pages]

Eco-Tek Shareholders:

/s/ Luciana D'Alessandris
Luciana D'Alessandris
6,267,075 Shares

/s/ Dimitrios (Jim) Vogiatzis
Dimitrios (Jim) Vogiatzis
6,267,075 Shares

/s/ Sergey Kartsev
Sergey Kartsev
6,267,075 Shares

/s/ Michael Zitser
Michael Zitser
6,267,075 Shares

/s/ Danielle Amoroso
Danielle Amoroso
2,000,000 Shares

/s/ Ruth Stankovich
Ruth Stankovich
700,500 Shares

/s/ Terry Brand
Terry Brand
1,300,000 Shares

/s/ Sabatino Nacson
Sabatino Nacson
249,500 Shares

/s/ Sherwin H. Shapiro
Sherwin H. Shapiro
66,000 Shares

/s/ Itamar Cohen
Itamar Cohen
139,700 Shares

/s/ Anrew Ivanovs
Anrew Ivanovs
80,000 Shares

/s/ Cliff Harding
Cliff Harding
48,000 Shares

/s/ Eva Gord
Eva Gord
50,000 Shares

/s/ Danny Rabizada
Danny Rabizada
48,000 Shares

/s/ Antonio Mobilio
Antonio Mobilio
30,000 Shares

/s/ Frank Sampogna
Frank Sampogna
120,000 Shares

/s/ Pietro Savo
Pietro Savo
100,000 Shares

EXHIBIT A
TYPE OF OWNERSHIP FORM
(CHECK ONE):

INDIVIDUAL OWNERSHIP (one signature required)

_____	TRUST (please include name of trust, name of trustee, and date trust was formed and copy of the Trust Agreement or other authorization)

_____	PARTNERSHIP (please include a copy of the Partnership Agreement authorizing signature)

CORPORATION (please include a certified corporate resolution authorizing signature)

________________________________________________________________________
Please print here the exact name (registration)
Such Eco-Tek Shareholder desires to appear in the records of the Company.

________________________________________________________________________
Please print here the exact address
 Such Eco-Tek Shareholder desires to appear in the records of the Company.

________________________________________________________________________
If interest payments are to be made to an address other than that shown above (i.e., a brokerage account), please print here such address and account designation.

Signature:

By: _________________________

Printed Name: ______________________

If on behalf of Entity:

Entity Name: ___________________

Signatories Position with Entity: ___________________

Beneficial Owner of Shares Owned by Entity: _____________________

Address: ____________________________________________________________
Tax Id Number: ______________________________
Telephone Number:  (          ) - _____ - _______